Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-33708, 333-36556, 333-83934, 333-100337, 333-100399, 333-100400, 333-101041, 333-105060, 333-107191, 333-107776, 333-107777, 333-108560, and 333-109593) and the Registration Statements on Form S-8 (Nos. 33-34451, 33-53010, 33-65061, 333-06503, 333-06505, 333-06507, 333-06511, 333-90323, 333-31294, 333-55068, 333-61822, 333-62604, 333-74890, 333-96663, 333-104532, 333-104533, 333-105059, 333-107778, and 333-112514) of Zix Corporation of our report dated March 22, 2004 relating to the financial statements of MyDocOnline, Inc., which appears in the Current Report on Form 8-K, Amendment 1, of Zix Corporation dated April 14, 2004.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, NJ
April 14, 2004